CONFIRMING STATEMENT



This Statement confirms that the undersigned, Denny Presnall, has authorized and designated any one of Robert A. Simons, Douglas V. Shelton or David A. McNeill to execute and file on the undersigned's  behalf  all  Forms 3, 4, and  5
(including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of FBL Financial Group, Inc. The authority of Robert A. Simons, Douglas V. Shelton and David A. McNeill under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of FBL Financial Group, Inc., unless earlier revoked in writing.
The undersigned acknowledges that Robert A. Simons, Douglas V. Shelton and David A. McNeill are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                   /s/ DENNY PRESNALL
Date: January 24, 2012		   ___________________
				    (sign)

                                   Denny Presnall